CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Audio Book Club, Inc.
Boca Raton, Florida

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Audio Book Club, Inc. of our report dated November 20, 1998 relating to the financial statements of Radio Spirits, Inc. as of December 31, 1996 and for the year then ended and our report dated November 20, 1998 relating to the financial statements of Radio Spirits, Inc. as of December 31, 1997 and for the year then ended appearing in Audio Book Club Inc.'s Current Report on Form 8-K/A for the event dated December 14, 1998.


/s/ BD&A Certified Public Accountants, Ltd.


BD&A Certified Public Accountants, Ltd.


Elmhurst, Illinois
May 3, 1999